SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               DONEGAL GROUP INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

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/_/ $500 per each party to the controversy pursuant to
    Exchange Act Rule 14a-6(1)(3).
/_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

/X/ No Fee Required.

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   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

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   pursuant to Exchange Act Rule 0-11:*

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous
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*Set forth the amount on which the filing fee is calculated and state how it was determined.

                               DONEGAL GROUP INC.
                          ---------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 15, 1999

To the Stockholders of
DONEGAL GROUP INC.:

     The Annual Meeting of Stockholders of Donegal Group Inc. (the "Company") will be held at 10:00 a.m., prevailing time, on April 15, 1999, at the Company's offices, 1195 River Road, Marietta, Pennsylvania 17547, for the following purposes:

          1. To elect three Class A directors to serve until the expiration of their three-year terms and until their successors are elected;

          2. To consider and vote upon a proposal to (a) amend Article 4 of the Company's Certificate of Incorporation (the "Amendment") to increase the number of authorized shares of capital stock from 16,000,000 shares, consisting of 1,000,000 shares of Series Preferred Stock and 15,000,000 shares of Common Stock, to 37,000,000 shares, consisting of 2,000,000 shares of Series Preferred Stock, 20,000,000 shares of Common Stock and 15,000,000 shares of Class A Common Stock, with the rights, powers and terms of the Series Preferred Stock and the Class A Common Stock to be established in the future by resolution of the Company's Board of Directors, and (b) restate Article 4 of the Certificate of Incorporation as so amended;

          3. To consider and vote upon a proposal to approve an amendment to the Company's Amended and Restated 1996 Equity Incentive Plan;

          4. To act upon the election of KPMG LLP as independent public accountants for the Company for 1999; and

          5. To transact such other business as may properly come before the Annual Meeting and any adjournment, postponement or continuation thereof.

     The Board of Directors has fixed the close of business on February 19, 1999 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting.

     A copy of the Company's Annual Report for the year ended December 31, 1998 is being mailed to stockholders together with this Notice.

     Holders of Common Stock are requested to complete, sign and return the enclosed form of proxy in the envelope provided whether or not they expect to attend the Annual Meeting in person.

                                          By Order of the Board of Directors,
                                          /s/ Donald H. Nikolaus
                                          -------------------------------------
                                          Donald H. Nikolaus,
                                          President and Chief Executive Officer

March 22, 1999
Marietta, Pennsylvania

                               DONEGAL GROUP INC.

                           ---------------------------

     This Proxy Statement and the form of proxy enclosed herewith, which are first being mailed to stockholders on or about March 22, 1999, are furnished in connection with the solicitation by the Board of Directors of Donegal Group Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m., prevailing time, on April 15, 1999, and at any adjournment, postponement or continuation thereof, at the Company's principal executive offices, which are located at 1195 River Road, Marietta, Pennsylvania 17547.

     Shares represented by proxies in the accompanying form, if properly signed and returned, will be voted in accordance with the specifications made thereon by the stockholders. Any proxy not specifying to the contrary will be voted in favor of the adoption of the proposals referred to in the Notice of Annual Meeting and for the election of the nominees for director named below. A stockholder who signs and returns a proxy in the accompanying form may revoke it at any time before it is voted by giving written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company or by attending the Annual Meeting and voting in person.

     The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. Such solicitation will be made by mail and may also be made on behalf of the Company in person or by telephone or telegram by the Company's regular officers and employees, none of whom will receive special compensation for such services. The Company, upon request, will also reimburse brokers, nominees, fiduciaries and custodians and persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to beneficial owners.

     Only holders of Common Stock of record at the close of business on February 19, 1999 will be entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting. Cumulative voting rights do not exist with respect to the election of directors.

     As of the close of business on February 19, 1999, the Company had outstanding 8,248,731 shares of Common Stock, $1.00 par value. A majority of the outstanding shares will constitute a quorum at the Annual Meeting. As of February 19, 1999, Donegal Mutual Insurance Company (the "Mutual Company") owned 4,950,783 shares of the Company's outstanding Common Stock, or approximately 60% of the Company's outstanding Common Stock. The Mutual Company has advised the Company that the Mutual Company will vote its shares for the election of Robert
S. Bolinger, Patricia A. Gilmartin and Philip H. Glatfelter, II as Class A directors, for the proposal to approve and adopt an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's capital stock and to restate the Certificate of Incorporation as so amended, for the proposal to approve an amendment to the Amended and Restated 1996 Equity Incentive Plan (the "Equity Incentive Plan") and for the election of KPMG LLP as the Company's independent public accountants for 1999. Accordingly, Mr. Bolinger, Mrs. Gilmartin and Mr. Glatfelter will be elected as Class A directors, the amendment to and restatement of the Certificate of Incorporation will be approved and adopted, the amendment to the Equity Incentive Plan will be approved and KPMG LLP will be elected as the Company's independent public accountants for 1999, irrespective of the votes cast by the stockholders of the Company other than the Mutual Company.

     Unless otherwise stated, all information in this Proxy Statement gives retroactive effect to the four-for-three split of the Company's Common Stock effected through a stock dividend of one share of Common Stock for each three shares outstanding, which was paid on June 25, 1998 to stockholders of record on June 10, 1998.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth as of February 19, 1999 the amount and percentage of the Company's outstanding Common Stock beneficially owned by (i) each person who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table and (iv) all executive officers and directors of the Company as a group.

                                                              SHARES            PERCENT OF
                   NAME OF INDIVIDUAL                      BENEFICIALLY         OUTSTANDING
                  OR IDENTITY OF GROUP                       OWNED(1)         COMMON STOCK(2)
                  --------------------                     ------------       ---------------
5% HOLDERS:
  Donegal Mutual Insurance Company.......................   4,950,783              60.0%
     1195 River Road
     Marietta, Pennsylvania 17547

  Wellington Management Company, LLP.....................     427,868(3)            5.2%
     75 State Street
     Boston, MA 02109
DIRECTORS:
  C. Edwin Ireland.......................................      20,086(4)             --
  Donald H. Nikolaus.....................................     234,887(5)            2.8%
  Patricia A. Gilmartin..................................      11,551(4)             --
  Philip H. Glatfelter, II...............................      12,379(4)             --
  R. Richard Sherbahn....................................       9,598(4)             --
  Robert S. Bolinger.....................................      11,310(4)             --
  Thomas J. Finley, Jr...................................      10,220(4)             --
EXECUTIVE OFFICERS (6):
  Ralph G. Spontak.......................................     101,413(7)            1.2%
  William H. Shupert.....................................      50,443(8)             --
  Robert G. Shenk........................................      38,528(9)             --
  Frank J. Wood..........................................      35,851(10)            --
  All directors and executive officers
     as a group (14 persons).............................     633,578(11)           7.2%

------------------

 (1) Information furnished by each individual named. This table includes shares that are owned jointly, in whole or in part, with the person's spouse, or individually by his or her spouse.

 (2) Less than 1% unless otherwise indicated.

 (3) As reported by Wellington Management Company, LLP as of December 31, 1998 in a filing made with the Securities and Exchange Commission (the "SEC").

 (4) Includes 8,889 shares of Common Stock the director has the option to purchase under the Company's Amended and Restated 1996 Equity Incentive Plan for Directors (the "Director Plan") that are currently exercisable or that become exercisable within 60 days after the date of this Proxy Statement.

 (5) Includes 177,777 shares of Common Stock Mr. Nikolaus has the option to purchase under the Company's Equity Incentive Plan that are currently exercisable or that become exercisable within 60 days after the date of this Proxy Statement.

 (6) Excludes Executive Officers listed under "Directors."

 (7) Includes 86,666 shares of Common Stock Mr. Spontak has the option to purchase under the Company's Equity Incentive Plan that are currently exercisable or that become exercisable within 60 days after the date of this Proxy Statement.

 (8) Includes 43,998 shares of Common Stock Mr. Shupert has the option to purchase under the Company's Equity Incentive Plan that are currently exercisable or that become exercisable within 60 days after the date of this Proxy Statement.

 (9) Includes 33,778 shares of Common Stock Mr. Shenk has the option to purchase under the Company's Equity Incentive Plan that are currently exercisable or that become exercisable within 60 days after the date of this Proxy Statement.

(10) Includes 33,778 shares of Common Stock Mr. Wood has the option to purchase under the Company's Equity Incentive Plan that are currently exercisable or that become exercisable within 60 days after the date of this Proxy Statement.

(11) Includes 465,774 shares of Common Stock purchasable upon the exercise of options granted under the Equity Incentive Plan that are currently exercisable or that become exercisable within 60 days after the date of this Proxy Statement, and 53,334 shares of Common Stock purchasable upon the exercise of options granted under the Director Plan that are currently exercisable or that become exercisable within 60 days after the date of this Proxy Statement.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") requires that the officers and directors of a corporation, such as the Company, which has a class of equity securities registered under Section 12 of the Exchange Act, as well as persons who own more than 10% of a class of equity securities of such a corporation, file reports of their ownership of such securities, as well as monthly statements of changes in such ownership, with the corporation, the SEC and the Nasdaq Stock Market. Based upon written representations received by the Company from its officers, directors and more than 10% stockholders, and the Company's review of the monthly statements of ownership changes filed with the Company by its officers, directors and more than 10% stockholders during 1998, the Company believes that all such filings required during 1998 were made on a timely basis, except that Philip H. Glatfelter, II, a director of the Company, filed one Form 4 Report after the date on which the report was due.

                      RELATIONSHIP WITH THE MUTUAL COMPANY

     The Company was formed by the Mutual Company in August 1986 and was a wholly owned subsidiary of the Mutual Company until November 1986, when the Company sold 600,000 shares of Common Stock in a public offering, thereby reducing the Mutual Company's ownership of the Company's outstanding Common Stock from 100% to approximately 79.5%, which subsequently increased to approximately 84%. In September 1993, the Company sold 1,150,000 shares of Common Stock in a public offering. At the same time, the Mutual Company sold 200,000 shares of the Company's Common Stock, reducing the Mutual Company's ownership of the Company's outstanding Common Stock to approximately 57%. From that date through February 19, 1999, the Mutual Company has at various times purchased an aggregate of 431,500 shares of the Company's Common Stock in the open market in exempt transactions under SEC Rule 10b-18 and in private transactions. In addition, since the adoption of the Company's Dividend Reinvestment Plan in July 1997, the Mutual Company has purchased 133,162 shares of the Company's Common Stock through the reinvestment of dividends. The Mutual Company's ownership of the Company's Common Stock was 4,950,783 shares, or approximately 60% of the Company's outstanding Common Stock, as of February 19, 1999.

     The Company's operations are interrelated with the operations of the Mutual Company, and various reinsurance arrangements exist between the Company and the Mutual Company. The Company believes that its various transactions with the Mutual Company have been on terms no less favorable to the Company than the terms that could have been negotiated with an independent third party.

     The Mutual Company provides all personnel for the Company and its principal insurance subsidiaries, Atlantic States Insurance Company ("Atlantic States"), Delaware Atlantic Insurance Company ("Delaware Atlantic"), Southern Insurance Company of Virginia ("Southern"), Pioneer Insurance Company ("Pioneer") and Southern Heritage Insurance Company ("Southern Heritage"). Expenses are allocated to the Company, Delaware Atlantic, Southern, Pioneer and Southern Heritage according to a time allocation and estimated usage agreement, and to Atlantic States in relation to the relative participation of the Mutual Company and Atlantic States in the pooling agreement described herein. Expenses allocated to the Company were $24,065,066 in 1998.

     Atlantic States participates in an underwriting pool with the Mutual Company whereby Atlantic States cedes premiums, losses and loss adjustment expenses on all of its business to the Mutual Company and assumes from the Mutual Company a specified portion of the premiums, losses and loss adjustment expenses of the Mutual Company and Atlantic States. Under the pooling agreement, which became effective on October 1, 1986, Atlantic States cedes to the Mutual Company all of its insurance business written on or after October 1, 1986. Substantially all of the Mutual Company's property and casualty insurance business written or in force on or after October 1, 1986 is also included in the pooled business, including the business reinsured from Southern. Pursuant to amendments to the pooling agreement subsequent to October 1, 1986, the Mutual Company, which is solely responsible for any losses in the pooled business with dates of loss on or before the close of business on September 30, 1986, has increased the percentage of retrocessions of the pooled business to Atlantic States. Since January 1, 1996, 65% of the pooled business has been retroceded to Atlantic States. All premiums, losses, loss adjustment expenses and other underwriting expenses are prorated among the parties on the basis of their participation in the pool. The pooling agreement may be amended or terminated at the end of any calendar year by agreement of the parties. The allocations of pool participation percentages between the Mutual Company and Atlantic States are based on the pool participants' relative amounts of capital and surplus, expectations of future relative amounts of capital and surplus and the ability of the Company to raise capital for Atlantic States. The Company does not currently anticipate a further increase in Atlantic States' percentage of participation in the pool, nor does the Company intend to terminate the participation of Atlantic States in the pooling agreement. Additional information describing the pooling agreement is contained in the Company's 1998 Annual Report to Stockholders, a copy of which is enclosed with this Proxy Statement and to which reference is hereby made.

     On December 29, 1988, the Company acquired all of the outstanding common stock of Southern, which converted from a mutual insurance company known as Southern Mutual Insurance Company to a stock insurance company on the same date. Since January 1, 1991, the Mutual Company has reinsured 50% of Southern's business. Because the Mutual Company places substantially all of the business assumed from Southern in the pool, from which the Company has an allocation of 65% from and after January 1, 1996, the Company's operations include approximately 80% of the business written by Southern. Southern and the Mutual Company settle the balances resulting from this reinsurance arrangement on a monthly basis.

     As of December 31, 1995, the Company acquired all of the outstanding capital stock of Delaware Atlantic pursuant to a Stock Purchase Agreement dated as of December 21, 1995 between the Company and the Mutual Company. As part of this transaction, the Mutual Company entered into an aggregate excess of loss reinsurance agreement with Delaware Atlantic, which did not result in any additional payment from the Mutual Company to Delaware Atlantic.

     Effective July 1, 1996, the Mutual Company entered into retrocessional reinsurance contracts with each of Southern, Delaware Atlantic and Pioneer, which was then a wholly owned subsidiary of the Mutual Company, (individually, an "Affiliate"), whereby the Mutual Company agreed to reinsure each Affiliate in respect of 100% of the net liability that may accrue to such Affiliate from its insurance operations and retrocede 100% of the net liability back to each Affiliate, which the Affiliate assumes.

     As of March 31, 1997, the Company acquired all of the outstanding capital stock of Pioneer pursuant to a Stock Purchase Agreement dated as of April 7, 1997 between the Company and the Mutual Company. As part of this transaction, the Mutual Company entered into an aggregate excess of loss reinsurance agreement with Pioneer whereby the Mutual Company assumed the risk of any loss from an adverse development in Pioneer's loss and loss adjustment expense reserve at the end of 1996 compared to the end of 1998 and losses and loss adjustment expenses incurred by Pioneer during the years ended December 31, 1997 and December 31, 1998 by reason of the fact that Pioneer's loss and loss adjustment expense ratio for those periods exceeded the lesser of the loss and loss expense ratios of immediately preceding periods or 60%. This reinsurance agreement resulted in additional payments of $306,400 from the Mutual Company to Pioneer in 1998.

     All of the Company's officers are officers of the Mutual Company, five of the Company's seven directors are directors of the Mutual Company and three of the Company's executive officers are directors of the Mutual Company. The Company and the Mutual Company maintain a Coordinating Committee, which consists of two outside directors from each of the Company and the Mutual Company, none of whom holds seats on both Boards, to review and evaluate the pooling agreement between the Company and the Mutual Company and to be responsible for matters involving actual or potential conflicts of interest between the Company and the Mutual Company. The decisions of the Coordinating Committee are binding on the Company and the Mutual Company. The Company's Coordinating Committee members must conclude that intercompany transactions are fair and equitable to the Company. The purpose of this provision is to protect the interests of the stockholders of the Company other than the Mutual Company. The Coordinating Committee meets on an as-needed basis. The Company's members on the Coordinating Committee are Messrs. Bolinger and Finley. See "Election of Directors." The Mutual Company's members on the Coordinating Committee are John E. Hiestand and Dr. Charles A. Heisterkamp, III.

     Mr. Hiestand, age 60, has been a director of the Mutual Company since 1983 and has been President of Hiestand Memorials, Inc., a manufacturer of cemetery monuments, since 1977.

     Dr. Heisterkamp, age 65, has been a director of the Mutual Company since 1979 and has practiced as a surgeon in Lancaster, Pennsylvania for more than the past five years.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors consists of seven members. Each director is elected for a three-year term and until his successor has been duly elected. The current three-year terms of the Company's directors expire in the years 1999, 2000 and 2001, respectively.

     Three Class A directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxies solicited by the Board of Directors will be voted for the election of the nominees named below, all of whom are currently directors of the Company. If a nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe the nominees named will be unable to serve if elected. Any vacancy occurring on the Board of Directors for any reason may be filled by a majority of the directors then in office until the expiration of the term of the class of directors in which the vacancy exists. The three nominees for Class A director receiving the highest number of votes cast at the Annual Meeting will be elected as directors. Shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owner or person otherwise entitled to vote and as to which the broker or nominee does not have discretionary voting power, i.e., broker non-votes, will be treated as not present and not entitled to vote for nominees for election as Class A directors. Votes withheld and broker non-votes will have no effect on the election of directors because they will not represent votes cast at the Annual Meeting for the purpose of electing directors.

     The names of the nominees for Class A director and the Class B directors and Class C directors who will continue in office after the Annual Meeting until the expiration of their respective terms, together with certain information regarding them, are as follows:

                         NOMINEES FOR CLASS A DIRECTORS

                                                                       DIRECTOR        YEAR TERM
NAME                                                         AGE        SINCE         WILL EXPIRE*
----                                                         ---       --------       ------------
Robert S. Bolinger.......................................    62          1986             2002
Patricia A. Gilmartin....................................    59          1986             2002
Philip H. Glatfelter, II.................................    69          1986             2002

------------------
*If elected at the Annual Meeting

                         DIRECTORS CONTINUING IN OFFICE

CLASS B DIRECTORS

                                                                       DIRECTOR        YEAR TERM
NAME                                                         AGE        SINCE         WILL EXPIRE
----                                                         ---       --------       ------------
C. Edwin Ireland.........................................    89          1986             2000
Donald H. Nikolaus.......................................    56          1986             2000

CLASS C DIRECTORS

                                                                       DIRECTOR        YEAR TERM
NAME                                                         AGE        SINCE         WILL EXPIRE
----                                                         ---       --------       ------------
Thomas J. Finley, Jr.....................................    78          1986             2001
R. Richard Sherbahn......................................    70          1986             2001

     Mr. Bolinger has been President and Chief Executive Officer of Susquehanna Bancshares, Inc. since 1982 and of Farmers First Bank since 1976. Mr. Bolinger is also a director of Susquehanna Bancshares, Inc.

     Mr. Finley retired in 1985 as President and Chief Executive Officer of the Insurance Federation of Pennsylvania, a position he held for 18 years prior to his retirement.

     Mrs. Gilmartin has been an employee since 1969 of Donegal Insurance Agency, which has no affiliation with the Company, except that Donegal Insurance Agency receives insurance commissions in the ordinary course of business from the Company's subsidiaries and affiliates in accordance with such subsidiaries' and affiliates' standard commission schedules and agency contracts. Mrs. Gilmartin has been a director of the Mutual Company since 1979.

     Mr. Glatfelter retired in 1989 as a Vice President of Meridian Bank, a position he held for more than five years prior to his retirement. Mr. Glatfelter has been a director of the Mutual Company since 1981 and has been Vice Chairman of the Mutual Company since 1991.

     Mr. Ireland is former Chairman of the Lancaster Industrial Development Authority. He retired from Hamilton Watch Company in 1970. Prior thereto, he was Vice President, Secretary and Treasurer of Hamilton Watch Company. Mr. Ireland has been a director of the Mutual Company since 1972 and Chairman of its Board of Directors since 1985. He has been Chairman of the Company's Board of Directors since 1986.

     Mr. Nikolaus has been President of the Mutual Company since 1981 and a director of the Mutual Company since 1972. He has been President of the Company since 1986. Mr. Nikolaus has been a partner in the law firm of Nikolaus & Hohenadel since 1972.

     Mr. Sherbahn has owned and operated Sherbahn Associates, Inc., a life insurance and financial planning firm, since 1974. Mr. Sherbahn has been a director of the Mutual Company since 1967.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors met five times in 1998. The Board of Directors has an Executive Committee, an Audit Committee, a Nominating Committee, a Compensation Committee and, together with the Mutual Company, a four-member Coordinating Committee.

     The Company's Executive Committee met 21 times in 1998. Messrs. Nikolaus, Ireland and Glatfelter are the members of the Executive Committee. The Executive Committee has the authority to take all action that can be taken by the full Board of Directors, consistent with Delaware law, between meetings of the Board of Directors.

     The Audit Committee of the Company consists of Messrs. Bolinger, Glatfelter and Ireland. The Audit Committee, which met one time in 1998, reviews audit reports and management recommendations made by the Company's independent auditing firm.

     The Nominating Committee of the Company consists of Messrs. Finley, Ireland and Glatfelter. The Nominating Committee, which met one time in 1998, is responsible for the nomination of candidates to stand for election to the Board of Directors at the Annual Meeting and the nomination of candidates to fill vacancies on the Board of Directors between meetings of stockholders. The Nominating Committee will consider written nominations for directors from stockholders to the extent such nominations are made in accordance with the Company's By-laws. See "Stockholder Proposals."

     The Compensation Committee of the Company consists of Messrs. Ireland, Sherbahn and Glatfelter. The Compensation Committee met two times in 1998 to review and recommend compensation plans, approve certain compensation changes and grant options under and determine participants in the Equity Incentive Plan.

COMPENSATION OF DIRECTORS

     Directors of the Company were paid an annual retainer of $16,000 in 1998 and were paid $500 for each meeting attended in excess of five per year. Directors who are members of committees of the Board of Directors received $250 for each committee meeting attended. If a director serves on the Board of Directors of both the Mutual Company and the Company, the director receives only one annual retainer. If the Boards of Directors of both companies meet on the same day, directors receive only one meeting fee. In such event, the retainer and meeting fees are allocated 35% to the Mutual Company and 65% to the Company.

     Pursuant to the Director Plan, each director of the Company and the Mutual Company receives an annual restricted stock award ("Restricted Stock Award") of 177 shares of the Company's Common Stock, provided that the director served as a member of the Board of Directors of the Company or the Mutual Company during any portion of the preceding calendar year. Pursuant to the Director Plan, each outside director of the Company and the Mutual Company is also eligible to receive non-qualified options to purchase shares of Common Stock in an amount determined by the Company's Board of Directors from time to time.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company and the Mutual Company during each of the three fiscal years ended December 31, 1998 for services rendered in all capacities to the chief executive officer of the Company and the four other most highly compensated executive officers of the Company whose compensation exceeded $100,000 in the fiscal year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                COMPENSATION AWARDS
                                       ANNUAL COMPENSATION (1)                ------------------------
                           ------------------------------------------------   RESTRICTED   SECURITIES
NAME AND                                                     OTHER ANNUAL       STOCK      UNDERLYING       ALL OTHER
PRINCIPAL POSITION         YEAR   SALARY ($)   BONUS ($)   COMPENSATION ($)   AWARDS ($)   OPTIONS (#)   COMPENSATION ($)
------------------         ----   ----------   ---------   ----------------   ----------   -----------   ----------------
Donald H. Nikolaus,        1998    368,000      108,100         14,594          2,943        133,333         112,958(2)
  President and Chief      1997    356,000      137,807          7,725          2,050        133,334          95,010
  Executive Officer        1996    336,000           --          7,327             --             --          81,531
Ralph G. Spontak,          1998    242,000       55,594          5,558          2,943         60,000          57,747(2)
  Senior Vice President,   1997    235,000       78,444          2,943          2,050         66,666          50,636
  Chief Financial          1996    220,000           --          2,747             --             --          44,495
  Officer
  and Secretary
William H. Shupert,        1998    100,000       27,797             --             --         20,000          46,144(2)
  Senior Vice President,   1997    160,000       65,723             --             --         37,333          49,075
  Underwriting             1996    149,000           --             --             --             --          28,669
Robert G. Shenk            1998    138,000       27,797             --             --         26,667          17,799(2)
  Senior Vice President,   1997    130,000       19,417             --             --         26,667          15,153
  Claims                   1996    118,000           --             --             --             --          13,614
Frank J. Wood              1998    116,000       27,797             --             --         21,333          24,060(2)
  Senior Vice President,   1997    110,500       25,441             --             --         26,667          21,064
  Marketing                1996    102,500           --             --             --             --          15,713

------------------
(1) All compensation of officers of the Company is paid by the Mutual Company. Pursuant to the terms of an intercompany allocation agreement between the Company and the Mutual Company, the Company is charged for its proportionate share of all such compensation.
(2) Represents contributions made by the Company under its defined contribution pension plan of $15,140 for Mr. Nikolaus, $15,140 for Mr. Spontak, $11,101 for Mr. Shupert, $13,431 for Mr. Shenk and $11,159 for Mr. Wood and contributions made by the Company under its profit-sharing plan of $3,200 for Mr. Nikolaus, $3,200 for Mr. Spontak, $2,392 for Mr. Shupert, $2,858 for Mr. Shenk and $2,404 for Mr. Wood. In the case of Mr. Nikolaus, the total shown for 1998 also includes premiums paid under split-dollar life insurance policies of $28,090, premiums paid under a term life insurance policy of $3,825, directors and committee meeting fees of $24,150 and contributions made by the Company of $36,855 under the Company's Executive Restoration Plan, which is designed to restore certain retirement benefits to those individuals for whom contributions to the Company's pension and profit-sharing plans are restricted as a result of the application of Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the "Code"). In the case of Mr. Spontak, the total shown for 1998 includes premiums paid under a split-dollar life insurance policy of $5,076, premiums paid under a term life insurance policy of $1,479, directors and committee meeting fees of $17,700 and contributions made by the Company of $14,035 under the Company's Executive Restoration Plan. In the case of Messrs. Shupert, Shenk and Wood, the totals shown for 1998 also include term life insurance premiums of $12,746, $873 and $5,216, respectively.

     The following tables sets forth information with respect to options granted during the fiscal year ended December 31, 1998 to the persons named in the Summary Compensation table above.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                        INDIVIDUAL GRANTS                   POTENTIAL REALIZABLE
                                         ------------------------------------------------         VALUE AT
                                                       % OF TOTAL                              ASSUMED ANNUAL
                                          NUMBER OF     OPTIONS                                 RATE OF STOCK
                                         SECURITIES    GRANTED TO                            PRICE APPRECIATION
                                         UNDERLYING    EMPLOYEES    EXERCISE                   FOR OPTION TERM
                                           OPTIONS     IN FISCAL     PRICE     EXPIRATION   ---------------------
NAME                                     GRANTED (#)      YEAR       ($/SH)       DATE       5% ($)     10% ($)
----                                     -----------   ----------   --------   ----------   --------   ----------
Donald H. Nikolaus.....................    133,333(1)     29.3       18.00       3/24/03    375,999    1,102,664
Ralph G. Spontak.......................     60,000(1)     13.2       18.00       3/24/03    169,200      496,200
William H. Shupert.....................     20,000(1)      4.4       18.00       3/24/03     56,400      165,400
Robert G. Shenk........................     26,667(1)      5.9       18.00       3/24/03     75,201      220,536
Frank J. Wood..........................     21,333(1)      4.7       18.00       3/24/03     60,159      176,424

------------------
(1) These options vest in three substantially equal cumulative annual installments on July 1, 1998, July 1, 1999 and July 1, 2000, respectively.

     The following table sets forth information with respect to options exercised during the year ended December 31, 1998 and held on December 31, 1998 by the persons named in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                   UNDERLYING OPTIONS AT             IN-THE-MONEY
                                         SHARES                       FISCAL YEAR END         OPTIONS AT FISCAL YEAR END
                                        ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                                   ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                   -----------   --------   -----------   -------------   -----------   -------------
Donald H. Nikolaus..................       --           --        133,333        133,334       $188,889        $94,446
Ralph G. Spontak....................       --           --         64,444         62,222         94,444         47,222
William H. Shupert..................       --           --         31,554         25,779         52,887         26,446
Robert G. Shenk.....................       --           --         26,667         26,667         37,778         18,889
Frank J. Wood.......................       --           --         24,889         23,111         37,778         18,889

REPORT ON THE COMPENSATION COMMITTEE OF DONEGAL GROUP INC.

     THE FOLLOWING REPORT OF THE COMPANY'S COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT IMMEDIATELY FOLLOWS SUCH REPORT SHALL NOT BE DEEMED PROXY SOLICITATION MATERIAL, SHALL NOT BE DEEMED FILED WITH THE SEC UNDER THE EXCHANGE ACT OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED AND SHALL NOT OTHERWISE BE SUBJECT TO THE LIABILITIES OF SECTION 18 OF THE EXCHANGE ACT.

     Under the rules established by the SEC, the Company is required to provide certain information about the compensation and benefits provided to the Company's President and Chief Executive Officer and the other executive officers listed in the Summary Compensation Table. The disclosure requirements as to these officers include the use of specified tables and a report of the Company's Compensation Committee reviewing the factors that resulted in compensation decisions affecting these officers and the Company's other executive officers. The Compensation Committee of the Board of Directors has furnished the following report in fulfillment of the SEC's requirements.

     The Compensation Committee reviews the general compensation policies of the Company, including the compensation plans and compensation levels for executive officers, and administers the Company's Equity Incentive Plan and the cash incentive compensation program in which the Company's executive officers participate. No members of the Compensation Committee are former or current officers of the Company, or have other interlocking relationships as defined by the SEC.

     Compensation of the Company's executive officers has two principal elements: (i) an annual portion, consisting of a base salary that is reviewed annually and cash bonuses based on the Company's underwriting results, and (ii) a long-term portion, consisting of stock options. In general, the executive compensation program of the Company has been designed to:

            (i) Attract and retain executive officers who contribute to the long-term success of the Company;

           (ii) Motivate key senior executive officers to achieve strategic business objectives and reward them for the achievement of these objectives; and

          (iii) Support a compensation policy that differentiates in compensation amounts based on corporate and individual performance and responsibilities.

     A major component of the Company's compensation policy, which has been approved by the Compensation Committee, is that a significant portion of the aggregate annual compensation of the Company's executive officers should be based upon the Company's underwriting results as well as the contribution of the individual officer. For a number of years, the Company has maintained a cash incentive compensation program for the Company's executive officers. This program provides a formula pursuant to which a fixed percentage of the Company's underwriting results for the year is computed, as specified in the program, and then allocated among the executive officers selected to participate in the program for the particular year. The identity of the executive officers selected to participate in the program for the particular year as well as their participation in the amount determined by application of the fixed formula is based upon recommendations submitted by the Company's senior executive officers to the Compensation Committee. The Compensation Committee reviews those recommendations and fixes the percentage participation of the Company's executive officers in the program. The portion of the total compensation of the executive officers named in the Summary Compensation Table arising from the cash incentive compensation program formula was $247,085 in 1998 compared to $326,832 in 1997 because the Company's underwriting income in 1998 was $2,718,180 less than its underwriting income in 1997, as a result of losses caused by a series of severe summer storms during the third quarter of 1998. The Compensation Committee therefore believes that the amount of the incentive payments are tied directly to the Company's performance.

     The principal factors considered by the Company when it established the cash incentive compensation program were:

            (i) achievement of the Company's long-term underwriting objectives;
                and

           (ii) the Company's long-term underwriting results compared to the long-term underwriting results of other property and casualty insurance companies.

     Such factors as the Company's continued better than industry underwriting results, negotiation and completion of the acquisition of Southern Heritage, which is licensed in 12 southern states, continued expense control, enhancement of the skills of the Company's workforce, expansion of the Company's insurance products offered, the development of opportunities to expand the geographic reach of the Company's service area on a profitable basis, oversight of the reinspection of all properties covered by the Company's homeowners' business and the completion of a construction program to increase the efficiency of the Company's operations, as well as a subjective analysis of Mr. Nikolaus' leadership and performance, were considered by the Compensation Committee in approving Mr. Nikolaus' participation percentage under the Company's cash incentive program for 1998.

     The Company's executive officers participate in the Company's Equity Incentive Plan, under which stock options are granted from time to time at the fair market value of the Company's Common Stock on the date of grant. The options typically vest over three years. The primary purpose of the Equity Incentive Plan is to provide an incentive for the Company's long-term performance. Such stock options provide an incentive for the creation of stockholder value over the long term because the full benefit of the options can be realized only if the price of the Company's Common Stock appreciates over time. Stock options exercisable for the purchase of 133,333 shares and 261,333 shares of the Company's Common Stock, respectively, were granted to Mr. Nikolaus and to all of the Company's executive officers as a group under the Equity Incentive Plan during 1998.

     The Compensation Committee believes the compensation of Mr. Nikolaus and the other executive officers of the Company is reasonable in view of the Company's performance and the contribution of those officers to that performance in 1998, as well as the performance of the Company in 1998 compared to the performance of other property and casualty insurance companies in 1998.

     Section 162(m) of the Code generally disallows a tax deduction to publicly held companies for compensation of more than $1 million paid to a company's chief executive officer or any executive officer named in its Summary Compensation Table. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The policy of the Compensation Committee is to structure the compensation of the Company's executive officers, including Mr. Nikolaus, to avoid the loss of the deductibility of any compensation, although Section 162(m) will not preclude the Compensation Committee from awarding compensation in excess of $1 million, if it should be warranted in the future. The Company believes that Section 162(m) will not have any effect on the deductibility of the compensation of Mr. Nikolaus and the other executive officers named in the Summary Compensation Table for 1998.

                              DONEGAL GROUP INC. COMPENSATION COMMITTEE

                              C. Edwin Ireland
                              R. Richard Sherbahn
                              Philip H. Glatfelter, II

COMPARISON OF TOTAL RETURN ON THE COMPANY'S COMMON STOCK WITH CERTAIN AVERAGES

     The following graph provides an indicator of cumulative total stockholder returns on the Company's Common Stock compared to the Russell 2000 Index and a peer group of property and casualty insurance companies selected by Value Line, Inc. The members of the peer group are as follows: 20th Century Industries, ACE Limited, Allmerica Financial Corporation, Allstate Corporation, American Financial Group Inc., W.R. Berkley Corporation, Berkshire Hathaway Inc., The Chubb Corporation, Cincinnati Financial Corporation, CNA Financial Corp., Fremont General Corporation, Frontier Insurance Group, Inc., Gainsco Inc., Hartford Financial Services Group, HCC Insurance Holdings, Inc., Markel Corporation, Mercury General Corporation, NAC Re Corporation, Old Republic International Corporation, Orion Capital Corporation, Ohio Casualty Corporation, The Progressive Corporation, RLI Corporation, SAFECO Corporation, Selective Insurance Group, Inc., The St. Paul Companies, Inc., Transatlantic Holdings, Inc., Vesta Insurance Group Inc. and XL Capital Limited.


                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
        Donegal Group Inc., Russell 2000 Index And Value Line Insurance
                              (Prop/Casualty) Index
                     (Performance Results Through 12/31/98)


                                   [GRAPHIC]

              In the printed version of the document, a line graph
                appears which depicts the following plot points:

                                                                 Insurance
         Donegal Group Inc.         Russell 2000 Index        (Prop/Casualty)
         ------------------         ------------------        ---------------
1993          100                        100                       100
1994           87.33                      98.02                     99
1995          115.77                     125.89                    139.11
1996          129.61                     146.59                    177.86
1997          190.37                     179.13                    274.31
1998          182.66                     174.23                    278.49

     Assumes $100 invested at the close of trading on December 31, 1993 in Donegal Group Inc. Common Stock, Russell 2000 Index and Value Line Insurance (Property/Casualty).
------------------

* Cumulative total return assumes reinvestment of dividends.

CERTAIN TRANSACTIONS

     Donald H. Nikolaus, President and a director of the Company and the Mutual Company, is also a partner in the law firm of Nikolaus & Hohenadel. Such firm has served as general counsel to the Mutual Company since 1970 and to the Company since 1986, principally in connection with the defense of claims litigation arising in Lancaster, Dauphin and York counties. Such firm is paid its customary fees for such services.

     Patricia A. Gilmartin, a director of the Company and the Mutual Company, is an employee of Donegal Insurance Agency, which has no affiliation with the Company except that Donegal Insurance Agency receives insurance commissions in the ordinary course of business from the Company's subsidiaries and affiliates in accordance with such subsidiaries' and affiliates' standard commission schedules and agency contracts.

     Frederick W. Dreher, a director of the Mutual Company, is a partner in the law firm of Duane, Morris & Heckscher LLP, which represents the Company and the Mutual Company in certain legal matters. Such firm is paid its customary fees for such services.

                    PROPOSAL TO AMEND AND RESTATE ARTICLE 4
                 OF THE COMPANY'S CERTIFICATE OF INCORPORATION

     At the Annual Meeting, the stockholders will be asked to consider and vote upon the amendment of Article 4 of the Company's Certificate of Incorporation, in the form attached hereto as Exhibit A (the "Amendment"), to increase the number of authorized shares of capital stock from 16,000,000 shares, consisting of 1,000,000 shares of Series Preferred Stock, par value $1.00 per share, and 15,000,000 shares of Common Stock, par value $1.00 per share, to 37,000,000 shares of capital stock, consisting of 2,000,000 shares of Series Preferred Stock, par value $.01 per share, 20,000,000 shares of Common Stock, par value $1.00 per share, and 15,000,000 shares of Class A Common Stock, par value $.01 per share, with the rights, powers and terms of the Series Preferred Stock and Class A Common Stock to be established in the future by resolution of the Company's Board of Directors, and to restate Article 4 of the Company's Certificate of Incorporation as so amended. As of March 22, 1999, the Company had no outstanding shares of Series Preferred Stock and 8,248,731 outstanding shares of Common Stock, leaving 1,000,000 shares of Series Preferred Stock and 6,751,269 shares of Common Stock available for issuance.

     If the Amendment is approved by the stockholders of the Company, the Board of Directors intends to prepare and file a Certificate of Amendment to the Certificate of Incorporation of the Company in accordance with the Amendment, which will become effective (the "Effective Date") immediately upon acceptance of the filing by the Secretary of State of the State of Delaware. The Board of Directors would then have the power, without soliciting further stockholder approval, to issue the additional authorized shares, except to the extent that such approval may be required by law or by the rules applicable to a class of securities traded on the Nasdaq National Market System, and such shares may be issued for such consideration, cash or otherwise, at such times and in such amounts as the Board of Directors may determine in its discretion. The Board of Directors currently anticipates that any shares of Class A Common Stock issued in the future would have no voting rights. The future issuance by the Company of shares of Series Preferred Stock, Common Stock or Class A Common Stock may dilute the equity ownership position of certain holders of Common Stock and Class A Common Stock. Although the Board of Directors currently intends to file the Certificate of

Amendment if the proposal is approved by the stockholders at the Annual Meeting, the resolution of stockholders will reserve to the Board of Directors the right to defer or abandon the proposal and not file such Amendment even if the Amendment has been approved by the stockholders.

     The Amendment has been unanimously approved by the Company's Board of Directors, including directors who are neither officers nor employees of the Mutual Company. The Board of Directors believes the Amendment is in the best interests of the Company and its stockholders and recommends a vote for the approval and adoption of the Amendment.

BACKGROUND OF THE PROPOSAL

     In recent years, a number of publicly held companies with majority or controlling ownership by a single family or entity have adopted dual class capitalization structures whereby one class of common stock has either exclusive voting rights or substantially greater voting power per share than the other class of common stock. Many companies that adopted dual class voting structures adopted such plans prior to the adoption of Rule 19c-4 by the SEC in 1988 under the Exchange Act. In 1990, Rule 19c-4 was vacated by a federal appellate court decision. The New York Stock Exchange, the American Stock Exchange and Nasdaq have since adopted rules that permit dual class voting structures that do not reduce the relative voting rights of the holders of an outstanding class of voting securities by the issuance of a class of securities having greater voting rights.

     The Mutual Company has owned not less than a majority of the Company's voting securities since the formation of the Company in 1986, and owned approximately 60% of the Company's outstanding voting securities as of the date of this Proxy Statement. See "Beneficial Ownership of Common Stock -- Principal Beneficial Owners of Common Stock." The Board of Directors believes that the consistent management, stable underwriting operations and external growth of the Company in recent years have been achieved in substantial part due to the influence and control of the Mutual Company. The Board of Directors further believes that the authorization of a separate class of common stock that would enhance the maintenance of the relative voting power of the Mutual Company will continue to contribute significantly to the growth and success of the Company and therefore is in the best interests of the Company and all of its stockholders.

     Because any issuance of voting stock by the Company reduces the percentage of voting control of the Company by the Mutual Company as long as there is only one class of common stock authorized and outstanding, preservation of the Mutual Company's majority voting power limits the ability of the Company to obtain additional equity capital through financings, effect acquisitions of other companies for other than cash and tends to limit any increase in the public float of the Company's Common Stock.

REASONS FOR THE AMENDMENT; RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Company's Board of Directors believes that a capital structure that has two classes of common stock offers a number of potential benefits to the Company. The Amendment would enable the Company to issue Class A Common Stock or securities convertible into or exchangeable for Class A Common Stock for financing, acquisition and compensation purposes without materially adversely affecting the voting percentage of any stockholder, including the Mutual Company.

     The Company's Board of Directors has given due consideration to the Amendment and has determined that the Amendment is in the best interests of the Company and its stockholders. Some stockholders, however, may believe that the Amendment is disadvantageous to the extent that it may favor long-term investors and may discourage takeovers of the Company. The Company's Board of Directors, five of whom are directors of the Mutual Company and one of whom is an officer of the Mutual Company, considered this factor in reaching their recommendation. The Company's Board of Directors believes the Amendment is advantageous to the Company's long-term growth strategy to the extent that it may favor long-term investors and may discourage attempts to takeover the Company.

     The Company's Board of Directors suggests that each stockholder read and review carefully the description of the Amendment and certain potential effects thereof as described herein.

  Financing Flexibility

     The Company has followed, and intends to continue to follow, a long-term strategy for growth. The Company's Board of Directors believes that this strategy will serve to maximize the value of the Company and further believes that the voting control held by the Mutual Company has provided the stability and absence of disruption necessary to pursue a long-term strategy. The future issuance of Class A Common Stock with either limited or no voting rights as permitted by the Amendment would provide the Company with increased flexibility in the future to issue common equity in connection with acquisitions and raise equity capital or to issue convertible debt as a means to finance future growth without materially diluting the voting power of the Company's existing stockholders, including the Mutual Company. The Class A Common Stock may also be used for the Company's stock-based benefit plans for employees and agents. The Company has no current plans to issue additional shares of Common Stock or to issue any shares of Series Preferred Stock or Class A Common Stock. At an appropriate and as yet undetermined time in the future, the Company intends to consider a public offering of Class A Common Stock. The Company anticipates that such an offering would be effected through certain underwriters, and that the proceeds to be received by the Company would be used to repay certain indebtedness incurred as part of the Company's external growth program, expansion of the Company's internal growth and for working capital and general corporate purposes. There can be no assurance, however, that the Company will proceed with a public offering. Any such public offering is contingent on approval thereof by the Company's Board of Directors, market conditions, a determination as to the appropriate timing for such an offering and such other factors as the Company's Board of Directors considers relevant in its judgment. Any such public offering would be made only by means of a prospectus complying with the requirements of the Securities Act of 1933, as amended. This Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of Common Stock or, if authorized at the Annual Meeting, Class A Common Stock of the Company. If a public offering occurs in the future, existing holders of Common Stock would experience a dilution of their percentage ownership interest in the Company.

  Stockholder Flexibility

     As permitted under the Amendment, if the Company were in the future to issue shares of Class A Common Stock with either low or no voting rights and to distribute such shares as a dividend on the outstanding Common Stock, stockholders desiring to maintain their voting position would be able to do so even if they decided to sell or otherwise dispose of shares of Class A Common Stock. The Amendment therefore may provide a potential future basis for all stockholders, including the Mutual Company, to dispose of a portion of their equity interest in the Company without necessarily affecting their relative voting power.

     Furthermore, if the Company were in the future to issue shares of Class A Common Stock with either low or no voting rights and to distribute such shares as a dividend on the outstanding Common Stock, stockholders who are interested in maintaining their relative voting power in the Company might be more willing to sell or otherwise dispose of part of their holdings in the Company if the sale or other disposition would not decrease their relative voting power, which may result in increased trading of shares and increased liquidity in the Company's Class A Common Stock.

  Continuity

     The adoption of the Amendment and the future issuance of Class A Common Stock with either limited or no voting rights should reduce the risk of disruption in the Company's long-term plans and objectives that could otherwise result if the Company determined for insurance regulatory, diversification or other reasons that it would be advisable to issue a significant amount of equity securities, and would also provide the Mutual Company with additional flexibility. Therefore, the Amendment would provide a basis for continuity pursuant to such plans and objectives, if and when such circumstances arise.

CERTAIN POTENTIAL DISADVANTAGES OF THE PROPOSAL

     While the Company's Board of Directors has determined that approval of the Amendment is in the best interests of the Company and its stockholders, the Company's Board of Directors recognizes that implementation of the Amendment and the ability of the Company to issue Class A Common Stock in the future with either limited or no voting rights may result in certain disadvantages to some stockholders, including the following:

  Change of Control Impact

     The Mutual Company currently owns approximately 60% of the Common Stock and has effective voting control over the Company. If the Amendment is adopted and regardless of when or whether the Company were to issue Class A Common Stock in the future with limited or no voting rights, the Mutual Company will maintain the ability in its sole discretion to maintain or dispose of its voting control of the Company. The ability of the Company to issue Class A Common Stock in the future with limited or no voting rights is likely to limit to a greater degree than currently the already unlikely future circumstances in which a sale or transfer by the Mutual Company of its equity interest in the Company could lead to a merger proposal or tender offer that is not acceptable to the Mutual Company or a proxy contest for the removal of the Company's incumbent directors. Consequently, the Amendment might reduce the possibility that stockholders of the Company may sell their shares at a premium over prevailing market prices and make it more difficult to replace the current Board of Directors and management of the Company.

     Although the Company's Board of Directors currently intends to utilize the existing authorized but unissued shares of Common Stock and the shares of Class A Common Stock to be authorized if the Amendment is approved solely for the purposes previously described in this Proxy Statement, such shares could also be used by the Company's Board of Directors to dilute the equity ownership of persons seeking to obtain control of the Company, thereby possibly discouraging or deterring a non-negotiated attempt to obtain control of the Company and making removal of incumbent management more difficult. The proposal, however, is not a result of, nor does the Company's Board of Directors have knowledge of, any effort to accumulate the Company's Common Stock or to obtain control of the

Company by means of a merger, tender offer, solicitation in opposition to the Company's Board of Directors or otherwise. Because the Mutual Company owns approximately 60% of the outstanding Common Stock and, after approval of the Amendment, will continue to own approximately 60% of the Company's outstanding Common Stock, the likelihood of a non-negotiated attempt to obtain control of the Company is remote.

  State Statutes

     Some state securities laws contain provisions that may restrict an offering of securities by the Company or the secondary trading of its equity securities in those states if the Company were in the future to issue Class A Common Stock with either limited or no voting rights. However, due to exemptions or for other reasons, the Company does not believe that such provisions will have a material adverse effect on the amount of equity securities that the Company would be able to offer, or on the price obtainable for such equity securities in an offering, or in the secondary trading market for the Company's equity securities.

  Interests of Certain Persons

     The Mutual Company has an interest in the approval of the Amendment because, as previously discussed in this Proxy Statement, the issuance by the Company in the future of Class A Common Stock with limited or no voting rights as would be permitted by approval of the Amendment is likely to enhance the ability of the Mutual Company to retain voting control of the Company. See "Reasons for the Amendment; Recommendation of the Board of Directors."

DESCRIPTION OF THE COMMON STOCK AND THE CLASS A COMMON STOCK

     As previously indicated in this Proxy Statement, the Amendment will authorize the issuance of a class of common stock designated as the Class A Common Stock, the rights, powers and limitations of which can be subsequently established by resolution of the Company's Board of Directors. The full text of
Article 4 as proposed to be amended and restated is set forth as Exhibit A to this Proxy Statement and incorporated herein by reference. The following summary of proposed Article 4 as amended and restated is a materially complete statement of the rights, preferences and limitations of the Common Stock; however, such summary should be read in conjunction with, and is qualified in its entirety by reference to, Exhibit A.

  Voting

     The holders of shares of Common Stock are entitled to one vote per share held on any matter to be voted on by the stockholders of the Company. The holders of shares of Class A Common Stock issued in the future would be entitled to such voting rights per share, if any, on any matter to be voted on by the stockholders of the Company as would be established by resolution of the Company's Board of Directors. The Board of Directors currently anticipates that any shares of Class A Common Stock issued in the future would have no voting rights. Except as required under the Delaware General Corporation Law (the "DGCL") or the Company's Certificate of Incorporation, the holders of shares of Common Stock and any holders of shares of Class A Common Stock issued in the future would vote together, to the extent, if any, that the Class A Common Stock had voting rights, as a single class on all matters to be voted on by the stockholders of the Company.

     Under the Certificate of Incorporation of the Company, as proposed to be amended and restated, and the DGCL, at any election of directors, those nominees receiving the highest number of votes cast for the number of directors to be elected will be elected as directors. Because there is no provision in the Company's Certificate of Incorporation permitting cumulative voting in the election of directors, the Mutual Company, as the holder of approximately 60% of the Company's outstanding Common Stock, will for the indefinite future have the right to control the election of all of the members of the Company's Board of Directors, and the holders of the remainder of the outstanding Common Stock of the Company and any shares of Class A Common Stock of the Company outstanding in the future will not be able to cause the election of any directors of the Company.

     Furthermore, under the Certificate of Incorporation of the Company, as proposed to be amended and restated, and the DGCL, only the affirmative vote of the holders of a majority in voting power represented by the Common Stock and any Class A Common Stock issued in the future present in person or by proxy at any meeting of stockholders at which a quorum is present and voting as a single class will be required to amend the Certificate of Incorporation, to authorize additional shares of Common Stock or Class A Common Stock, to approve any merger or consolidation of the Company with or into any other corporation or the sale of all or substantially all of the Company's assets or to approve the dissolution of the Company. In addition, as permitted under the DGCL, the Company's Certificate of Incorporation, as proposed to be amended and restated, will provide that the number of authorized shares of Common Stock or Class A Common Stock may be increased or decreased, but not below the number of shares then outstanding, by the affirmative vote of the holders of a majority in voting power represented by the Common Stock and any Class A Common Stock issued in the future, to the extent, if any, that the Class A Common Stock had voting rights, present in person or by proxy at any meeting of stockholders at which a quorum is present and voting as a single class.

     Under the DGCL, the holders of any Class A Common Stock issued in the future would be entitled to vote as a separate class on any proposal to change the par value of the Class A Common Stock or to alter or change the rights, preferences and limitations of the Class A Common Stock in a way that would affect adversely such rights of the Class A Common Stock.

  Dividends and Distributions

     Each share of Common Stock is equal in respect to the right to receive such dividends as are declared by the Company's Board of Directors in its discretion from time to time from funds legally available therefor and other distributions in cash, stock and property, including distributions in connection with any recapitalization and upon liquidation, dissolution or winding up of the Company. If and when the Company's Board of Directors were to authorize the issuance of Class A Common Stock in the future, it is the current intention of the Company's Board of Directors that any Class A Common Stock so issued would be equal with respect to any such dividends or distributions to the Common Stock, except that
(i) a dividend or distribution in cash or property on a share of Class A Common Stock may be greater than any dividend or distribution in cash or property on a share of Common Stock and (ii) dividends or other distributions payable on the Common Stock and the Class A Common Stock in shares of capital stock shall be made to all holders of Common Stock and Class A Common Stock and may be made (a) in shares of Common Stock to the holders of Common Stock and in shares of Class A Common Stock to the holders of Class A Common Stock, (b) in shares of Class A Common Stock to the holders of Common Stock and to the holders of Class A

Common Stock or (c) in any other authorized class or series of capital stock to the holders of Common Stock and to the holders of Class A Common Stock.

     Although the Company's Board of Directors would have authority under the Certificate of Incorporation as amended and restated by the Amendment to pay dividends and make distributions on any Class A Common Stock issued in the future in amounts greater than on the Common Stock, the Company's Board of Directors currently intends that future dividends would be paid on the Common Stock and any Class A Common Stock issued in the future on an equal per share basis. In no event will either the Common Stock or the Class A Common Stock be split, subdivided or combined unless both the Common Stock and the Class A Common Stock are proportionately and simultaneously split, subdivided or combined.

     There are no redemption or sinking fund provisions applicable to the Common Stock, and the Company's Board of Directors currently anticipates that any Class A Common Stock issued in the future would not have the benefit of any redemption or sinking fund provisions. Holders of Common Stock are not subject to further calls or assessments by the Company nor would any Class A Common Stock issued in the future be so subject. All shares of Class A Common Stock, when validly issued by the Company pursuant to authorization granted by its Board of Directors, would be fully paid and non-assessable.

     Except as otherwise required by the DGCL or as otherwise provided in the Company's Certificate of Incorporation or a resolution of the Company's Board of Directors authorizing the issuance of Class A Common Stock, the Company's Board of Directors currently intends that each share of Common Stock and any shares of Class A Common Stock issued in the future would have identical powers, preferences and rights in all respects other than as stated herein.

  Convertibility

     The Common Stock is not convertible into another class of common stock or any other security of the Company, and the Company's Board of Directors currently intends that any Class A Common Stock issued in the future would not be convertible into another class of common stock or any other security of the Company.

  Transferability; Trading Market

     Like the Common Stock, the Company's Board of Directors currently intends that any Class A Common Stock issued in the future would be freely transferable. It is also the current intention of the Company's Board of Directors that if any Class A Common Stock were issued in the future, the Company would file a listing application with the Nasdaq Stock Market seeking to have such Class A Common Stock quoted for trading on the Nasdaq National Market.

  Increase in Authorized Capital Stock

     The Company's Certificate of Incorporation currently authorizes 1,000,000 shares of Series Preferred Stock and 15,000,000 shares of Common Stock. The Amendment would increase the total authorized number of shares of capital stock from 16,000,000 shares to 37,000,000 shares, and authorize the issuance of up to 2,000,000 shares of Series Preferred Stock, up to 20,000,000 shares of Common Stock and up to 15,000,000 shares of Class A Common Stock. After the Amendment becomes effective, 8,248,731 shares of Common Stock would be issued and outstanding.

Approximately 2,000,000 shares of Series Preferred Stock, 11,751,269 shares of Common Stock and 15,000,000 shares of Class A Common Stock would therefore be available for issuance from time to time for any proper corporate purpose, including stock splits, stock dividends, acquisitions, stock option plans, funding of employee benefit plans and public and private equity offerings. No further action or authorization by stockholders would be necessary prior to the issuance of the authorized by unissued shares of Series Preferred Stock, Common Stock or Class A Common Stock after the Amendment is approved unless applicable laws or regulations would require such approval in a given instance.

     The Amendment would increase from 15,000,000 to 20,000,000 the number of shares of Common Stock that could be issued and would authorize the issuance of an additional 1,000,000 shares of Series Preferred Stock (and change the par value thereof from $1.00 per share to $.01 per share) and 15,000,000 shares of Class A Common Stock. The Company's Board of Directors believes that it is desirable to have the additional authorized shares of capital stock available for possible future financing and acquisition transactions and other general corporate purposes. Having such additional authorized shares of capital stock available for issuance in the future will give the Company greater flexibility and may allow such shares to be issued without the expense or delay of a special meeting of stockholders. The Company does not currently have any agreement, understanding, arrangement or plans that would result in the issuance of any of the additional shares of capital stock to be authorized by the Amendment, except pursuant to the Company's Employee Stock Purchase Plan, the Company's Equity Incentive Plan, the Company's Amended and Restated 1996 Equity Incentive Plan for Directors, the Company's Agency Stock Purchase Plan, the Company's Dividend Reinvestment Plan and as described herein under "Reasons for the Amendment; Recommendation of the Board of Directors -- Financing Flexibility." Unissued shares of capital stock could be issued in circumstances that would serve to preserve the control of the Company by the Mutual Company and the Company's current management. The Amendment will permit the holders of a majority of the outstanding shares of Common Stock to have decisive influence over the amendment of the Company's Certificate of Incorporation in the future to increase the number of authorized shares of Common Stock, Class A Common Stock and Series Preferred Stock.

STOCKHOLDER INFORMATION

     If the Company's Board of Directors were to authorize the issuance of any Class A Common Stock in the future, the Company would deliver to the holders of Class A Common Stock the same proxy statements, annual reports and other information and reports as it delivers to holders of Common Stock.

VOTE REQUIRED

     Approval and adoption of the Amendment will require the affirmative vote of the holders of a majority of the shares of Common Stock of the Company outstanding and entitled to vote. For purposes of this matter, therefore, abstentions and broker non-votes will have the effect of negative votes. The Mutual Company, as the holder of approximately 60% of the outstanding Common Stock, has advised the Company that the Mutual Company will vote its shares for approval and adoption of the Amendment. Accordingly, the Amendment will be approved and adopted, irrespective of the votes cast by the stockholders of the Company other than the Mutual Company.

     The Company's Board of Directors recommends a vote FOR approval and adoption of the Amendment.

                     AMENDMENT OF THE AMENDED AND RESTATED
                           1996 EQUITY INCENTIVE PLAN

     At the Annual Meeting, the stockholders will be asked to consider and vote upon the amendment of the Equity Incentive Plan. The Board of Directors amended the Equity Incentive Plan on March 17, 1999, subject to stockholder approval at the Annual Meeting, to increase the total number of shares for which grants may be made to 1,800,000 shares, in order to make additional shares available under the Equity Incentive Plan in the future for officers and key employees. If the amendment to the Equity Incentive Plan is not approved by the stockholders at the Annual Meeting, the Equity Incentive Plan will remain in force in its current form. However, because the Mutual Company will vote for approval of the amendment to the Equity Incentive Plan, the amendment to the Equity Incentive Plan will be approved regardless of the votes of the Company's stockholders other than the Mutual Company.

     The purpose of the Equity Incentive Plan is to further the growth, development and financial success of the Company, the Mutual Company and the subsidiaries of the Company and the Mutual Company by providing additional incentives to those officers and key employees who are responsible for the management and affairs of the Company, the Mutual Company and the subsidiaries of the Company and the Mutual Company, which will enable them to participate in any increase in value of the Common Stock of the Company.

     The Equity Incentive Plan permits the granting of Options, including Options intended to qualify as incentive stock options under the Code ("Incentive Stock Options") and Options not intended to so qualify ("Non-Qualified Options") to those officers and key employees of the Company, the Mutual Company and the subsidiaries of the Company and the Mutual Company who are in positions in which their decisions, actions and counsel significantly impact upon the profitability and success of the Company, the Mutual Company and the subsidiaries of the Company and the Mutual Company. Directors of the Company who are not also officers or employees of the Company, the Mutual Company or the subsidiaries of the Company and the Mutual Company are not eligible to participate in the Equity Incentive Plan. Nothing contained in the Equity Incentive Plan affects the right of the Company, the Mutual Company or any subsidiary of the Company or the Mutual Company to terminate the employment of any employee.

     The total number of shares of Common Stock that may be the subject of Options granted under the Equity Incentive Plan may not currently exceed 1,219,364 shares in the aggregate. As of February 19, 1999, Options for the purchase of an aggregate of 1,003,116 shares were outstanding. Therefore, a total of only 216,248 shares of Common Stock are currently available for grants under the Equity Incentive Plan.

     The amendment will increase the number of shares currently available for grants under the Equity Incentive Plan in furtherance of the purposes of the plan for the next several years. No determination has been made as to the allocation of grants with respect to the additional shares to specific employees. The Company believes that the additional shares will be required to satisfy anticipated annual Option grants over the next several years.

     The number of persons who are eligible to participate in the Equity Incentive Plan is approximately 345, including executive officers of the Company, the Mutual Company and the subsidiaries of the Company and the Mutual Company. Through February 19, 1999: (i) Non-Qualified Options to purchase an aggregate of 621,332 shares were granted to executive officers of the Company, which included the following: Mr. Nikolaus, 240,000 shares; Mr. Spontak, 113,333 shares;

Mr. Shupert, 52,000 shares; Mr. Wood, 45,333 shares and Mr. Shenk, 50,667 shares and (ii) Incentive Stock Options to purchase an aggregate of 57,778 shares were granted to executive officers of the Company, which included the following: Mr. Nikolaus, 26,667 shares; Mr. Spontak, 13,333 shares; Mr. Shupert, 5,333 shares; Mr. Wood, 2,667 shares and Mr. Shenk, 2,667 shares.

     On March 2, 1999, the closing price of the Company's Common Stock as reported on the Nasdaq National Market was $13.78 per share.

     No Options may be granted under the Equity Incentive Plan after February 15, 2006. If an Option expires or is terminated for any reason without having been fully exercised, the number of shares subject to such Option which have not been purchased may again be made subject to an Option under the Equity Incentive Plan. Appropriate adjustments to outstanding Options and to the number or kind of shares subject to the Equity Incentive Plan are provided for in the event of a stock split, reverse stock split, stock dividend, share combination or reclassification and certain other types of corporate transactions involving the Company, including a merger or a sale of substantially all of the assets of the Company. As amended, the maximum number of shares of Common Stock for which Options may be granted under the Equity Incentive Plan to any officer or employee in any calendar year is 100,000 shares.

     As amended, the Equity Incentive Plan may be administered by the Board of Directors of the Company or a committee of two or more members, each of whom must be a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act (the "Committee"), and is currently administered by the Compensation Committee of the Board of Directors, consisting of Messrs. Ireland, Sherbahn and Glatfelter. See "Election of Directors -- The Board of Directors and Its Committees." The Committee is authorized to (i) interpret the provisions of the Equity Incentive Plan and decide all questions of fact arising in its application; (ii) select the employees to whom Options are granted and determine the timing, type, amount, size and terms of each such grant and (iii) to make all other determinations necessary or advisable for the administration of the Equity Incentive Plan.

INCENTIVE AND NON-QUALIFIED OPTIONS

     The exercise price of shares subject to Options granted under the Equity Incentive Plan will be set by the Committee but may not be less than 100% of the fair market value per share of Common Stock on the date the Option is granted as determined by the Committee.

     Options will be evidenced by written agreements in such form not inconsistent with the Equity Incentive Plan as the Committee shall approve from time to time. Each agreement will state the period or periods of time within which the Option may be exercised. The Committee may accelerate the exercisability of any Option upon such circumstances and subject to such terms and conditions as the Committee deems appropriate. Unless the Committee accelerates exercisability, no Option that is unexercisable at the time of the optionee's termination of employment may thereafter become exercisable. No Option may be exercised after ten years from the date of grant.

     An outstanding Non-Qualified Option that has become exercisable generally terminates one year after the termination of employment due to death, retirement or total disability and three months after employment termination for any reason other than retirement, total disability or death. Incentive Stock Options that have become exercisable generally will terminate one year after termination of employment due to total disability or death and three months after an employment termination for any other reason. No Option may be assigned or transferred, except by will or by the applicable laws of descent and distribution. During the lifetime of the optionee, an Option may be exercised only by the optionee.

     The Committee will determine whether Options granted are to be Incentive Stock Options meeting the requirements of Section 422 of the Code. Incentive Stock Options may be granted only to eligible employees. Any such optionee must own less than 10% of the total combined voting power of the Company or of any of its subsidiaries unless, at the time such Incentive Stock Option is granted, the option price is at least 110% of the fair market value of the Common Stock subject to the Option and, by its terms, the Incentive Stock Option is not exercisable after the expiration of five years from the date of grant. An optionee may not receive Incentive Stock Options for shares that first become exercisable in any calendar year with an aggregate fair market value determined at the date of grant in excess of $100,000.

     The option price must be paid in full at the time of exercise unless otherwise determined by the Committee. Payment must be made in cash, in shares of Common Stock valued at their then fair market value, or a combination thereof, as determined in the discretion of the Committee. It is the policy of the Committee that any taxes required to be withheld must also be paid at the time of exercise. The Committee may, in its discretion, allow an optionee to enter into an agreement with the Company's transfer agent or a brokerage firm of national standing whereby the optionee will simultaneously exercise the Option and sell the shares acquired thereby and either the Company's transfer agent or the brokerage firm executing the sale will remit to the Company from the proceeds of sale the exercise price of the shares as to which the Option has been exercised.

AMENDMENT AND TERMINATION

     The Committee may terminate or amend the Equity Incentive Plan at any time with respect to shares as to which Options have not been granted, subject to any required stockholder approval or any stockholder approval that the Board may deem to be advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying any applicable stock exchange listing requirements. No modification, amendment or termination may be made to the Equity Incentive Plan without the consent of an optionee if such modification, amendment or termination will affect the rights of the optionee under an Option previously granted.

FEDERAL INCOME TAX CONSEQUENCES

     Based on the advice of counsel, the Company believes that the normal operation of the Equity Incentive Plan should generally have, under the Code and the regulations thereunder, all as in effect on the date of this Proxy Statement, the principal federal income tax consequences described below. The tax treatment described below does not take into account any changes in the Code or the regulations thereunder that may occur after the date of this Proxy Statement. The following discussion is only a summary; it is not intended to be all-inclusive or to constitute tax advice, and, among other things, does not cover possible state or local tax consequences. This description may differ from the actual tax consequences of participation in the Equity Incentive Plan.

     An employee receiving an Option (an "Optionee") will not recognize taxable income upon the grant of the Option, nor will the Company be entitled to any deduction on account of such grant.

     In the case of Non-Qualified Stock Options, the Optionee will recognize ordinary income upon the exercise of the Non-Qualified Stock Option in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise. An Optionee exercising a Non-Qualified Stock Option is subject to federal income tax withholding on the income recognized as a result of the exercise of the Non-Qualified Stock Option. Such income will include any income attributable to any shares issuable upon exercise that are surrendered, if permitted under the applicable stock option agreement, in order to satisfy the federal income tax withholding requirements.

     Except as provided below, the basis of the shares received by the Optionee upon the exercise of a Non-Qualified Stock Option will be the fair market value of the shares on the date of exercise. The Optionee's holding period will begin on the day after the date on which the Optionee recognizes income with respect to the transfer of such shares, i.e., generally the day after the exercise date. When the Optionee disposes of the shares acquired upon exercise of a Non-Qualified Stock Option, the Optionee will generally recognize capital gain or loss under the Code rules that govern stock dispositions, assuming the shares are held as capital assets, equal to the difference between (i) the selling price of the shares and (ii) the sum of the option price and the amount included in his or her income when the Non-Qualified Stock Option was exercised. Any net capital gain (i.e., the excess of the net long-term capital gains for the taxable year over net short-term capital losses for such taxable year) will be taxed at a capital gains rate that depends on how long the shares were held and the Optionee's tax bracket. Any net capital loss may be used only to offset up to $3,000 per year of ordinary income (reduced to $1,500 in the case of a married individual filing separately) or carried forward to a subsequent year. The use of shares to pay the exercise price of a Non-Qualified Stock Option, if permitted under the applicable stock option agreement, will be treated as a like-kind exchange under Section 1036 of the Code to the extent that the number of shares received on the exercise does not exceed the number of shares surrendered. The Optionee will therefore recognize no gain or loss with respect to the surrendered shares and will have the same basis and holding period with respect to the newly acquired shares (up to the number of shares surrendered) as with respect to the surrendered shares. To the extent the number of shares received exceeds the number surrendered, the fair market value of such excess shares on the date of exercise, reduced by any cash paid by the Optionee upon such exercise, will be includible in the gross income of the Optionee. The Optionee's basis in such excess shares will equal the fair market value of such shares on the date of exercise, and the Optionee's holding period with respect to such excess shares will begin on the day following the date of exercise.

     Incentive Stock Options granted under the Equity Incentive Plan are intended to qualify as incentive stock options under Section 422 of the Code. A purchase of shares upon exercise of an Incentive Stock Option will not result in recognition of income at that time, provided the Optionee was an employee of the Company or certain related corporations described in Section 422(a)(2) of the Code during the entire period from the date of grant of the Incentive Stock Option until three months before the date of exercise (increased to 12 months if employment ceased due to total and permanent disability). The employment requirement is waived in the event of the Optionee's death. (Of course, in all of these situations, the Incentive Stock Option itself may provide a shorter exercise period after employment ceases than the allowable period under the Code.) However, the excess of the fair market value of the shares purchased over the exercise price will constitute an item of tax preference. This tax preference will be included in the Optionee's computation of the Optionee's alternative minimum tax. The basis of the shares received by the Optionee upon exercise of an Incentive Stock Option is the exercise price. The Optionee's holding period for such shares begins on the date of exercise.

     If the Optionee does not dispose of the shares issued to the optionee upon the exercise of an Incentive Stock Option within one year after such issuance or within two years after the date of the grant of such Incentive Stock Option, whichever is later, then any gain or loss realized by the Optionee on a later sale or exchange of such shares generally will be a long-term capital gain or a long-term capital loss equal to the difference between the amount realized upon the disposition and the exercise price, if such shares are otherwise a capital asset in the hands of the Optionee. Any net capital gain (i.e., the excess of the net long-term capital gains for the taxable year over net short-term capital losses for such taxable year) will be taxed at a capital gains rate that depends on how long the shares were held and the Optionee's tax bracket. Any net capital loss may be used only to offset up to $3,000 per year of ordinary income (reduced to $1,500 in the case of a married individual filing separately) or carried forward to a subsequent year. If the Optionee sells the shares during such period (i.e., within two years after the date of grant of the Incentive Stock Option or within one year after the transfer of the shares to the Optionee), the sale will be deemed a "disqualifying disposition." In that event, the Optionee will recognize ordinary income for the year in which the disqualifying disposition occurs equal to the amount, if any, by which the lesser of the fair market value of such shares on the date of exercise of such Incentive Stock Option or the amount realized from the sale exceeded the amount the Optionee paid for such shares. In the case of disqualifying dispositions resulting from certain transactions, such as gift or related party transactions, the Optionee will realize ordinary income equal to the fair market value of the shares on the date of exercise minus the exercise price. The basis of the shares with respect to which a disqualifying disposition occurs will be increased by the amount included in the Optionee's ordinary income. Disqualifying dispositions of shares may also, depending upon the sales price, result in capital gain or loss under the Code rules that govern other stock dispositions, assuming that the shares are held as a capital asset. The tax treatment of such capital gain or loss is summarized above.

     Except as provided below, the use of shares already owned by the Optionee to pay the purchase price of an Incentive Stock Option will be treated as a like-kind exchange under Section 1036 of the Code to the extent that the number of shares received on the exercise does not exceed the number of shares surrendered. The Optionee will therefore recognize no gain or loss with respect to the surrendered shares and will have the same basis and holding period with respect to the newly acquired shares (up to the number of shares surrendered) as with respect to the surrendered shares. To the extent that the number of shares received exceeds the number surrendered, the Optionee's basis in such excess shares will equal the amount of cash paid by the Optionee upon the exercise of the Incentive Stock Option (if any), and the Optionee's holding period with respect to such excess shares will begin on the date such shares are transferred to the Optionee. However, if payment of the purchase price upon exercise of an Incentive Stock Option is made with shares acquired upon exercise of an Incentive Stock Option before the shares used for payment have been held for the two-year or one-year period described herein, use of such shares as payment will be deemed a "disqualifying disposition" of the shares used for payment subject to the rules described herein.

     Under current law, any gain realized by an Optionee, other than long-term capital gain, is taxable at a maximum federal income tax rate of 39.6%. Under current law, long-term capital gain is taxable at a maximum federal income tax rate of 20%.

     The Company will be entitled to a tax deduction in connection with an Option under the Equity Incentive Plan in an amount equal to the ordinary income realized by the Optionee and at the time such

Optionee recognizes such income (including any ordinary income realized by the Optionee upon a "disqualifying disposition" of an Incentive Stock Option described above).

     The foregoing discussion is only a summary of certain of the federal income tax consequences relating to the Equity Incentive Plan as in effect on the date of this Proxy Statement. No consideration has been given to the effects of state, local, and other laws (tax or other) upon the Equity Incentive Plan or upon the Optionee or Company, which laws will vary depending upon the particular jurisdiction or jurisdictions involved.

VOTE REQUIRED

     Approval of the amendment to the Equity Incentive Plan will require the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions are considered shares of stock present in person or represented by proxy at the meeting and entitled to vote and are counted in determining the number of votes necessary for a majority. An abstention therefore will have the practical effect of voting against adoption of the amendment to the amendment to the Equity Incentive Plan because it represents one fewer vote for the amendment. Broker non-votes are not considered shares present in person or represented by proxy and entitled to vote on the Equity Incentive Plan and will have no effect on the vote. The Mutual Company, as the holder of approximately 60% of the outstanding Common Stock, has advised the Company that the Mutual Company will vote its shares for approval and adoption of the amendment to the Equity Incentive Plan. Accordingly, the amendment to the Equity Incentive Plan will be approved and adopted, irrespective of the votes cast by the stockholders of the Company other than the Mutual Company.

     The Company's Board of Directors recommends a vote FOR approval and adoption of the amendment to the Equity Incentive Plan.

                   ELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Unless instructed to the contrary, it is intended that votes will be cast pursuant to the proxies for the election of KPMG LLP as the Company's independent public accountants for 1999. The Company has been advised by KPMG LLP that none of its members has any financial interest in the Company. Election of KPMG LLP will require the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or represented by proxy at the Annual Meeting.

     A representative of KPMG LLP will attend the Annual Meeting, will have the opportunity to make a statement, if he desires to do so, and will be available to respond to any appropriate questions presented by stockholders at the Annual Meeting.

                                 ANNUAL REPORT

     A copy of the Company's Annual Report for 1998 is being mailed to the Company's stockholders with this Proxy Statement.

                             STOCKHOLDER PROPOSALS

     Any stockholder who, in accordance with and subject to the provisions of Rule 14a-8 under the Exchange Act, wishes to submit a proposal for inclusion in the Company's proxy statement for its 2000 Annual Meeting of Stockholders must deliver such proposal in writing to the Company's Secretary at the Company's principal executive offices at 1195 River Road, Marietta, Pennsylvania 17547, not later than November 22, 1999.

     Except for a proposal submitted under Rule 14a-8, any stockholder who, in accordance with and subject to the provisions of the Company's By-laws, wishes to submit a proposal for the Company's 2000 Annual Meeting of Stockholders, relating either to (i) nominations for and election of directors for consideration by the Nominating Committee of the Company's Board of Directors or
(ii) other than nominations for and election of directors, must deliver such proposal in writing during the period commencing on November 22, 1999 and ending on December 22, 1999. Written notice of any such proposal containing the information required under the Company's By-laws, as described herein, must be delivered in person, by first class United States mail postage prepaid or by reputable overnight delivery service to the Company's Secretary at the Company's principal executive offices at 1195 River Road, Marietta, Pennsylvania 17547.

     Such written proposal of nomination for a director must set forth (i) the name and address of the stockholder who intends to make the nomination (the "Nominating Stockholder"), (ii) the name, age, business address and, if known, residence address of each person so proposed, (iii) the principal occupation or employment of each person so proposed for the past five years, (iv) the number of shares of capital stock of the Company beneficially owned within the meaning of SEC Rule 13d-1 by each person so proposed and the earliest date of acquisition of any such capital stock, (v) a description of any arrangement or understanding between each person so proposed and the Nominating Stockholder with respect to such person's proposal for nomination and election as a director and actions to be proposed or taken by such person as a director, (vi) the written consent of each person so proposed to serve as a director if nominated and elected as a director and (vii) such other information regarding each such person as would be required under the proxy solicitation rules of the SEC if proxies were to be solicited for the election as a director of each person so proposed. Only candidates nominated by stockholders for election as a member of the Company's Board of Directors in accordance with the By-law provisions summarized herein will be eligible to be considered by the Nominating Committee for nomination for election as a member of the Company's Board of Directors at such meeting of stockholders, and any candidate not nominated in accordance with such provisions will not be considered or acted upon for election as a director at such meeting of stockholders.

     Such written notice of presentation of a matter other than a nomination for election as a director shall set forth information regarding such matter equivalent to the information regarding such matter that would be required under the proxy solicitation rules of the SEC if proxies were solicited for stockholder consideration of such matter at a meeting of stockholders. Only stockholder proposals submitted in accordance with the By-law provisions summarized herein shall be eligible for presentation at the 2000 Annual Meeting of Stockholders, and any matter not submitted to the Company's Board of Directors in accordance with such provisions shall not be considered or acted upon at such meeting of stockholders.

                                OTHER PROPOSALS

     The Board of Directors does not know of any matters to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting, but if any matters are properly presented, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

                                          By Order of the Board of Directors,
                                          /s/ Donald H. Nikolaus
                                          -------------------------------------
                                          Donald H. Nikolaus,
                                          President and Chief Executive Officer

March 22, 1999

                                   EXHIBIT A

     Article 4 of the Certificate of Incorporation of Donegal Group Inc. (the "Corporation") is hereby amended and restated so that as amended and restated
Article 4 shall read in its entirety as follows:

          "4. The aggregate number of shares of stock which the Corporation shall have authority to issue is 37,000,000 shares, consisting of (i) 20,000,000 shares of Common Stock (the "Common Stock"), par value $1.00 per share, (ii) 15,000,000 shares of Class A Common Stock (the "Class A Common Stock"), par value $.01 per share, and (iii) 2,000,000 shares of Series Preferred Stock (the "Preferred Stock"), par value $.01 per share.

          (a) The Class A Common Stock may be issued from time to time by the Board of Directors as herein provided in one or more series. The designations, relative rights (including voting rights), preferences, limitations and restrictions of the Class A Common Stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or may differ from those of any other series. The Board of Directors of the Corporation is hereby expressly granted authority, subject to the provisions of this Article 4, to issue from time to time Class A Common Stock in one or more series and to fix from time to time before issuance thereof, by filing a certificate of designations pursuant to the General Corporation Law of the State of Delaware (the "GCL"), the number of shares in each such series and all designations, relative rights (including the right, to the extent permitted by law, to convert into shares of any class or into shares of any series of any class), preferences, qualifications, limitations and restrictions of the shares in each such series. Notwithstanding anything to the contrary set forth above, the powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock and the Class A Common Stock shall be subject to the following:

             (i) Except as otherwise required by law or as otherwise provided in this Certificate of Incorporation or in a certificate of designations filed pursuant to the GCL with respect to any series of Class A Common Stock, each share of Common Stock and each share of Class A Common Stock shall be of equal rank and shall have identical powers, preferences, qualifications, limitations, restrictions and other rights, including rights in liquidation. All shares of Class A Common Stock of the same series shall be identical in all respects.

             (ii) Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held. Except as otherwise specifically provided in the certificate of designations filed pursuant to the GCL with respect to any series of Class A Common Stock or as otherwise provided by law, the Class A Common Stock shall not have any right to vote for the election of directors or for any other purpose and the Common Stock and, to the extent provided in a certificate of designations filed pursuant to the GCL with respect to any series of Preferred Stock, the Preferred Stock shall have the exclusive right to vote for the election of directors and for all other purposes. In all instances in which voting rights are granted to the Class A Common Stock or any series thereof, the Class A Common Stock or series thereof shall vote with the Common Stock and, to the extent provided in a certificate of designations filed pursuant to the GCL with respect to any series of Preferred Stock, the Preferred Stock as a single class, except as otherwise provided in the certificate of designations filed pursuant to the GCL with respect to any series of Class A Common Stock or as otherwise provided by law.

             (iii) Each share of the Common Stock and each share of the Class A Common Stock shall be equal in respect of rights to dividends and distributions, except that (A) a dividend or distribution in cash or property on a share of Class A Common Stock may be greater than a dividend or distribution in cash or property on a share of Common Stock and (B) dividends or other distributions payable on the Common Stock and the Class A Common Stock in shares of capital stock shall be made to all holders of Common Stock and Class A Common Stock and may be made (1) in shares of Common Stock to the holders of Common Stock and in shares of Class A Common Stock to the holders of Class A Common Stock, (2) in shares of Class A Common Stock to the holders of Common Stock and the holders of Class A Common Stock or (3) in any other authorized class or series of capital stock to the holders of Common Stock and to the holders of Class A Common Stock.

             (iv) Except to the extent provided in paragraph (a)(iii) of this
        Article 4, the Corporation shall not split, divide or combine the shares of the Common Stock or the Class A Common Stock unless, at the same time, the Corporation splits, divides or combines, as the case may be, the shares of both the Common Stock and the Class A Common Stock in the same proportion and manner.

             (v) The number of authorized shares of Common Stock and the number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote irrespective of any other voting requirements set forth in Section 242(b)(2) of the GCL, but subject in all events to compliance with the requirements of this
        Article 4.

          (b) The Preferred Stock may be issued from time to time by the Board of Directors of the Corporation as herein provided in one or more series. The designations, relative rights (including voting rights), preferences, limitations and restrictions of the Preferred Stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or may differ from those of any other series. The Board of Directors of the Corporation is hereby expressly granted authority, subject to the provisions of this Article 4, to issue from time to time Preferred Stock in one or more series and to fix from time to time before issuance thereof, by filing a certificate of designations pursuant to the GCL, the number of shares in each such series and all designations, relative rights (including the right, to the extent permitted by law, to convert into shares of any class or into shares of any series of any class), preferences, limitations and restrictions of the shares in each such series. Notwithstanding anything to the contrary set forth above, the powers, preferences and rights, and the qualifications, limitations and restrictions, of the Preferred Stock shall be subject to the following:

             (i) The number of authorized shares of the Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote irrespective of any other voting requirements set forth in Section 242(b)(2) of the GCL, but subject in all events to compliance with the requirements of this Article 4.

             (ii) All shares of Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to the dates, if any, from which dividends thereon, if any, may accumulate. All shares of Preferred Stock of all series shall be of equal rank and shall be identical in all respects, except that, to the extent not otherwise limited in this Article 4, any series may differ from any other series with respect to any one or more of the designations, relative rights, preferences, limitations and restrictions set forth in a certificate of designations filed under the GCL with respect to any series.

             (iii) Except as otherwise specifically provided in the certificate of designations filed pursuant to the GCL with respect to any series of Preferred Stock or as otherwise provided by law, the Preferred Stock shall not have any right to vote for the election of directors or for any other purpose and the Common Stock and, to the extent provided in a certificate of designations filed pursuant to the GCL with respect to any series of Class A Common Stock, the Class A Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. In all instances in which voting rights are granted to the Preferred Stock or any series thereof, such Preferred Stock or series thereof shall vote with the Common Stock and, to the extent provided in a certificate of designations filed pursuant to the GCL with respect to any series of Class A Common Stock, the Class A Common Stock as a single class, except as otherwise provided in the certificate of designations filed pursuant to the GCL with respect to any series of Preferred Stock or as otherwise provided by law.

          (c) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each series of Preferred Stock shall have preference and priority over the Common Stock and the Class A Common Stock for payment of the amount to which each outstanding series of Preferred Stock shall be entitled in accordance with the provisions thereof and each holder of Preferred Stock shall be entitled to be paid in full such amount, or have a sum sufficient for the payment in full set aside, before any payments shall be made to the holders of the Common Stock and the Class A Common Stock. After the holders of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for the payment in full set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock and the Class A Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of Preferred Stock. A consolidation or merger of the Corporation with or into another corporation or corporations, or a sale, whether for cash, shares of stock, securities or properties, of all or substantially all of the assets of the Corporation, shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this
     Article 4."

                               DONEGAL GROUP INC.

            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 15, 1999 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned  hereby constitutes and appoints Daniel J. Wagner and Ralph
G. Spontak, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of Donegal Group Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's offices, 1195 River Road, Marietta, Pennsylvania 17547, on April 15, 1999 at 10:00 a.m., and at any adjournment, postponement or continuation thereof, as set forth on the reverse side of this proxy card.

PROXY

Election of Class A Directors, Nominees:
     Robert S. Bolinger
     Patricia A. Gilmartin
     Philip A. Glatfelter, II


You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.

|X|
Please mark your
votes as in this
example.

     This proxy will be voted as specified. If a choice isn not specifies, the proxy will be voted FOR the nonimmes for Director and FOR Prospals 2, 3, 4.

                  The Board of Directors recommends a vote FOR
                             proposals 2, 3 and 4.


                         FOR                  WITHHELD

1. Election of           |_|                    |_|
Class A Directors
(see reverse side)


For, except vote withheld from the following nominee(s):


--------------------------------------------------------


                                                FOR        AGAINST       ABSTAIN

2. Amendment and rxestatement of Article 4 of
   the Company's Certificate of Incorporation.  |_|          |_|           |_|
   The Board of Directors recommends a vote
   FOR this proposal.


                                                FOR        AGAINST       ABSTAIN

3. Amendment of the Company's 1996
   Equity Incentive Plan. The
   Board of Directors recommends                |_|          |_|           |_|
   a vote FOR this proposal.

                                                FOR        AGAINST       ABSTAIN

4. Proposal to elect KPMG LLP as the inde-
   pendent public accountants for the Com-
   pany for 1999. The Board of Directors        |_|          |_|           |_|
   recommends a vote FOR this porposal.

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment, postponement or continuation therof.



This proxy should be dated, signed by the stockholder exactly as his or her name appears below and returned promptly to First Chicago Trust Company of New York in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.


                                 .........................................(SEAL)

                                 .........................................(SEAL)

                                 ...............................................

                                 Date:................, 1999